UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LANNETT COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PA 19136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 24, 2008

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The annual meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation, (the “Company”) will be held on Thursday, January 24, 2008 at 9:00 a.m., local time, at the Company’s facility at 9001 Torresdale Avenue, Philadelphia, PA 19136, for the following purposes:

1.               To elect seven (7) members of the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.               To approve the appointment of Grant Thornton LLP as independent auditors;

3.               To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Stockholders of record at the close of business on December 13, 2007 may vote at this Annual Meeting.

It is important that you be represented at the Annual Meeting.  You are cordially invited to attend the Annual Meeting in person and we encourage you to attend and take the opportunity to ask questions.

By Order of the Board of Directors

December 26, 2007	/s/ William Farber
Philadelphia, Pennsylvania	William Farber, Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 24, 2008

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Directors of Lannett Company, Inc. (the “Company” or “Lannett”) in connection with the Annual Meeting.  The Annual Meeting will be held on Thursday, January 24, 2008 at 9:00 a.m., local time, at the Company’s facility at 9001 Torresdale Avenue, Philadelphia, PA 19136, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting on or about December 26, 2007 to all Stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the meeting in two ways:

•                  You may come to the Annual Meeting and cast your vote in person;

•                  You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individuals named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 9000 State Road, Philadelphia, PA 19136, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”) you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 13, 2007.  As of the record date, there were 24,184,199 shares of Lannett common stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present at the Annual Meeting.  Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For each of these proposals, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board of Directors.  Currently, there are eight members of the Board of Directors, and as of the meeting there will be seven members as Garnet Peck is retiring and has determined not to stand for re-election.  The Board of Directors nominates the seven persons named below, each of whom is currently serving on the Board of Directors, for election to the Board of Directors.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting and until their successors have been elected and qualified or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board of Directors and sets forth-certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the Directors on the Board are independent, as defined by the rules of the American Stock Exchange.  Those directors are referred to as “independent” below.

William Farber, 76, was elected as Chairman of the Board of Directors in August 1991.  He served as Chief Executive Officer of the Company from August 1991 until January 2006.  From April 1993 to the end of 1993, Mr. Farber was the President and a director of Auburn Pharmaceutical Company.  From 1990 through March 1993, Mr. Farber served as Director of Purchasing for Major Pharmaceutical Corporation.  From 1965 through 1990, Mr. Farber was the Chief Executive Officer of Michigan Pharmacal Corporation.  Mr. Farber is a registered pharmacist in the State of Michigan.

Ronald A. West, 73, was elected a Director of the Company in January 2002.  In September 2004, Mr. West was elected Vice Chairman of the Board of Directors.  Mr. West is currently a Director of Beecher Associates, an industrial real estate investment company and R&M Resources, an investment and consulting services company.  From 1983 to 1987, Mr. West served as Chairman and Chief Executive Officer of Dura Corporation, an original equipment manufacturer of automotive products and other engineered equipment components.  In 1987, Mr. West sold his ownership position in Dura Corporation, at which time he retired from active management positions.  Mr. West was employed at Dura Corporation from 1969 to 1987.  Previously, Mr. West served in various financial management positions with TRW, Inc., Marlin Rockwell Corporation and National Machine Products Group, a division of Standard Pressed Steel Company.  Mr. West studied Business Administration at Michigan State University and the University of Detroit.  Mr. West is an independent director.

Arthur P. Bedrosian, J.D., 62, was elected President of the Company in May 2002 and was elected CEO and a Director in January 2006. Prior to this, he served as the Company’s Vice President of Business Development from January 2002 to April 2002, and as a Director from February 2000 to January 2002. Mr. Bedrosian has operated generic drug manufacturing, sales, and marketing businesses in the healthcare industry for more than 40 years. From 1999 to 2001, Mr. Bedrosian served as President and Chief Executive Officer of Trinity Laboratories, Inc., a medical device and drug manufacturer. Mr. Bedrosian also operated Pharmaceutical Ventures Ltd, a healthcare consultancy and Interal Corporation, a computer consultancy to Fortune 100 companies. Mr. Bedrosian holds a Bachelor of Arts Degree in Political Science from Queens College of the City University of New York and a Juris Doctorate from Newport University in California.

Jeffrey Farber, 47, was elected a director of the Company in May 2006. Jeffrey Farber served as Lannett’s Secretary from August 2003 until May 2005.  For the past 13 years, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor. Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years. At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the mid-west division. Mr. Farber also spent time working at Major’s manufacturing division — Vitarine Pharmaceuticals — where he served on its Board of Directors.  Mr. Farber graduated from Western Michigan University with a Bachelors of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at

Long Island University. Mr. Farber is the son of William Farber, the Chairman of the Board of Directors and the principal shareholder of the Company.

Garnet Peck, Ph.D., 77, was elected a director of the Company in September 2005.  Dr. Peck is not standing for re-election.  Dr. Peck is professor Emeritus of the Industrial and Physical Pharmacy department at Purdue University, where he has held numerous positions since 1967.  Earlier in his career, Dr. Peck served as a senior scientist and group leader at the Mead Johnson Research Center and as a Pharmacist in the United States Army.  Dr. Peck has also consulted for some of the largest pharmaceutical companies in the world and served on several committees of the United States Food and Drug Administration. Dr. Peck has chaired numerous pharmaceutical conferences and is a published author and frequent lecturer. He earned a bachelor degree in pharmacy, with distinction, from Ohio Northern University, and a Master of Science degree and doctorate degree in industrial pharmacy from Purdue University.  Dr. Peck is an independent director.

Kenneth Sinclair, Ph.D., 61, was elected a director of the Company in September 2005.   Dr. Sinclair is currently Professor of Accounting and Senior Advisor to the Dean in the College of Business and Economics at Lehigh University, where he began his academic career in 1972.  His current role follows his position as Chairperson of the Accounting Department from 1988 to 2007.  Dr. Sinclair has been recognized for teaching innovation, held leadership positions with professional accounting organizations and served on numerous academic and advisory committees. He has received a number of awards and honors for teaching and service, and has researched and written on a myriad of subjects related to accounting.  Dr. Sinclair earned a bachelor of business administration degree in accounting, a Master of Science degree in accounting and a Doctorate Degree in Business Administration from the University of Massachusetts.  Dr. Sinclair is an independent director.

Albert I. Wertheimer, Ph.D., MBA, 65, was elected a Director of the Company in September 2004.  Dr. Wertheimer has a long and distinguished career in various aspects of pharmacy, health care, education and pharmaceutical research.  Since 2000, Dr. Wertheimer has been a professor at the School of Pharmacy at Temple University, and director of its Center for Pharmaceutical Health Services Research.  From 1997 to 2000, Dr. Wertheimer was Director of Outcomes Research and Management at Merck & Co., Inc.  In addition to his academic responsibilities, Dr. Wertheimer is the author of 26 books and nearly 400 journal articles.  Dr. Wertheimer also provides consulting services to institutions and the pharmaceutical industry.  Dr. Wertheimer’s academic experience includes professorships and other faculty and administrative positions at several educational institutions, including the Medical College of Virginia, St. Joseph’s University, Philadelphia College of Pharmacy and Science and the University of Minnesota.  Dr. Wertheimer’s previous professional experience includes pharmacy services in commercial and non-profit environments.  Dr. Wertheimer is a licensed pharmacist in five states, and is a member of several health associations, including the American Pharmacists Association and the American Public Health Association.  Dr. Wertheimer is the editor of the JOURNAL OF PHARMACEUTICAL FINANCE AND ECONOMIC POLICY; and has been on the editorial board of the Journal of Managed Pharmaceutical Care, Medical Care, and other healthcare journals.  Dr. Wertheimer has a Bachelor of Science Degree in Pharmacy from the University of Buffalo, a Masters of Business Administration from the State University of New York at Buffalo, a Doctor of Philosophy (Ph.D.) from Purdue University and a Post Doctoral Fellowship from the University of London, St. Thomas’ Medical School.  Dr. Wertheimer is an independent director.

Myron Winkelman, R. Ph., 70, was elected a Director of the Company in June 2003.  Mr. Winkelman has significant career experience in various aspects of pharmacy and health care.  He is currently President of Winkelman Management Consulting (WMC), which provides consulting services to both commercial and governmental clients.  He has served in this position since 1994.  Mr. Winkelman has recently managed multi-state drug purchasing initiatives for both Medicaid and state entities.  Prior to creating WMC, he was a senior executive with ValueRx, a large pharmacy benefits manager, and served for many years as a senior executive for the Revco, Rite Aid and Perry Drug chains. While at ValueRx, Mr. Winkelman served on the Board of Directors of the Pharmaceutical Care Management Association.  He belongs to a number of pharmacy organizations, including the Academy of Managed Care Pharmacy and the Michigan Pharmacy Association. Mr. Winkelman is a registered pharmacist and holds a Bachelor of Science Degree in Pharmacy from Wayne State University.  Mr. Winkelman is an independent director.

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest adverse to the Company.  To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

BOARD MEETINGS AND COMMITTEES

The Board of Directors met seven times during the fiscal year ended June 30, 2007 (“Fiscal 2007”).  In addition to meetings of the Board, directors attended meetings of individual Board committees.  In Fiscal 2007, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member.  There were nine Audit Committee meetings, seven Strategic Planning Committee meetings and seven Compensation Committee meetings held during Fiscal 2007.

The Audit Committee has responsibility for recommending the retention of independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  All members of the Audit Committee are independent directors as defined by the rules of the American Stock Exchange. The Audit Committee is comprised of Dr. Sinclair (Chairman), Mr. West and Dr. Wertheimer.  See “Report of the Audit Committee,” and the “Charter of the Audit Committee.”

Financial expert on audit committee:  The Board of Directors has determined that Mr. West is the audit committee financial expert as defined in Section 3 (a) (58) of the Exchange Act and the related rules of the commission.  Mr. West is a current director of Lannett as well as a director of Beecher Associates, an industrial real estate investment company and a director of R&M Resources, an investment and consulting services company.  Previously he was the Chief Executive Officer of Dura Corporation, an automotive equipment manufacturer.  Mr. West’s management background in a large manufacturing corporation, and his fiscal oversight of that business qualify him as a financial expert.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation payable to the officers of the Company. The Committee also administers the Company’s equity compensation plans. All members of the Compensation Committee are independent directors as defined by the rules of the American Stock Exchange. The Compensation Committee is comprised of Mr. West (Chairman), Mr. Winkelman and Dr. Wertheimer.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee is comprised of Mr. Winkelman (Chairman), Dr. Wertheimer, and Mr. Jeffrey Farber.

The Nominating Committee reviews possible candidates for Board membership and recommends a slate of nominees to the Company.  This committee was formed in November 2007.  The committee consists of Mr. William Farber, Mr. West and Mr. Winkelman.  The Board of Directors of the Company has determined that the members of the Nominating Committee are “independent” as defined by the rules of the American Stock Exchange, with the exception of Mr. William Farber, who holds more than 50% of the voting rights of Lannett.  Due to the fact that Lannett is considered a “Controlled Company,” Lannett is exempt from the requirement to maintain an independent nominating committee.  A Controlled Company is a company where more than 50% of the voting power is held by an individual, group or another company.  Controlled Companies, such as Lannett, must still have an audit committee composed of independent directors and otherwise comply with all other audit committee requirements.

Recommendations to the Board of Directors are approved by a majority of directors. The Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals for nomination. All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other facts considered include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.

The Nominating Committee does not have a formal policy with regard to the consideration of any director candidates recommended by security holders.  The Nominating Committee will consider candidates recommended by Stockholders.

All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Nominating Committee, or recommended by a Stockholder.  This will ensure that appropriate director selection continues.

COMPENSATION OF DIRECTORS

Non-employee directors received a retainer of $2,600 per month as compensation for their services during Fiscal 2007.  They also were compensated $1,000 per Board meeting.  There were seven Board meetings held during Fiscal 2007.  Additional committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Strategic Planning Committee.  Committee members received $1,000 and the Chairman received $1,500 per Committee meeting attended.  Directors are also reimbursed for expenses incurred in attending Board or committee meetings.

See Executive Compensation for stock options granted to officers during Fiscal 2007.  The following table provides information regarding stock options granted in Fiscal 2007 to non-employee directors:

Name	Option awards	Exercise price ($ per share)	Expiration date
William Farber	5,000	$6.89	11/29/2016
Ronald A. West	5,000	$6.89	11/29/2016
Jeffrey Farber	20,000	$4.55	7/24/2016
	5,000	$6.89	11/29/2016
Garnet Peck	20,000	$4.55	7/24/2016
	5,000	$6.89	11/29/2016
Kenneth Sinclair	20,000	$4.55	7/24/2016
	5,000	$6.89	11/29/2016
Albert Wertheimer	5,000	$6.89	11/29/2016
Myron Winkelman	5,000	$6.89	11/29/2016

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 13, 2007, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock:

		Excluding Options
		and Debentures			Including Options (*)
Name and Address of Benefical Owner	Office	Number of Shares		Percent of Class	Number of Shares		Percent of Class

Directors/Executive Officers:

William Farber	Chairman of the Board
9000 State Road, Philadelphia, PA 19136		13,642,829	(1)	56.41%	13,731,996	(2)	55.27%

Arthur Bedrosian	President and Chief
9000 State Road, Philadelphia, PA 19136	Executive Officer	463,750	(7)	1.92%	668,317	(8)	2.69%

Jeffrey Farber	Director
9000 State Road, Philadelphia, PA 19136		147,120		0.61%	176,287	(4)	0.71%

Ronald A. West	Vice Chairman of the
9000 State Road, Philadelphia, PA 19136	Board, Director	7,310		0.03%	58,925	(3)	0.24%

Albert Wertheimer	Director
9000 State Road, Philadelphia, PA 19136		1,000		0.00%	22,667	(5)	0.09%

Myron Winkelman	Director
9000 State Road, Philadelphia, PA 19136		1,000		0.00%	37,667	(6)	0.15%

Brian Kearns	Chief Financial Officer
9000 State Road, Philadelphia, PA 19136		0		0.00%	71,666	(9)	0.29%

Bernard Sandiford	Vice President of
9000 State Road, Philadelphia, PA 19136	Operations	287		0.00%	51,167	(10)	0.21%

William Schreck	Vice President of
9000 State Road, Philadelphia, PA 19136	Logistics	0		0.00%	30,745	(11)	0.12%

Kevin Smith	Vice President of Sales
9000 State Road, Philadelphia, PA 19136	and Marketing	336		0.00%	85,096	(12)	0.34%

All directors and
executive officers as a group (10 persons)		14,263,632		58.98%	14,934,533		60.09%

(1)           Includes 300,000 shares owned jointly by William Farber and his spouse Audrey Farber.

(2)           Includes 37,500 vested options to purchase common stock at an exercise price of $7.97 per share, 25,000 vested options to purchase common stock at an exercise price of $17.36, 25,000 vested options to purchase common stock at an exercise price of $16.04, and 1,667 vested options to purchase common stock at an exercise price of $6.89 per share.

(3)           Includes 9,948 vested options to purchase common stock at an exercise price of $7.97 per share, 15,000 vested options to purchase common stock at an exercise price of $17.36 per share, 25,000 vested options to purchase common stock at an exercise price of $16.04, and 1,667 vested options to purchase common stock at an exercise price of $6.89 per share.

(4)           Includes 10,000 vested options to purchase common stock at an exercise price of $17.36 per share, 12,500 vested options to purchase common stock at an exercise price of $16.04 per share, and 6,667 vested options to purchase common stock at an exercise price of $4.55 per share.

(5)           Includes 20,000 vested options to purchase common stock at an exercise price of $9.02 per share and 1,667 vested options to purchase common stock at an exercise price of $6.89 per share.

(6)           Includes 15,000 vested options to purchase common stock at an exercise price of $17.36, 20,000 vested options to purchase common stock at an exercise price of $16.04, and 1,667 vested options to purchase common stock at an exercise price of $6.89 per share.

(7)           Includes 27,450 shares owned by Arthur Bedrosian’s wife, Shari. Mr. Bedrosian disclaims beneficial ownership of these shares.

(8)           Includes 18,000 vested options to purchase common stock at an exercise price of $4.63 per share, 96,900 vested options to purchase common stock at an exercise price of $7.97 per share, 33,000 vested options to purchase common stock at an exercise price of $17.36, 30,000 vested options to purchase common stock at an exercise price of $16.04 per share, 16,667 vested options to purchase common stock at an exercise price of $8.00 per share, and 10,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(9)           Includes 66,666 vested options to purchase common stock at an exercise price of $6.75 per share and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(10)         Includes 15,380 vested options to purchase common stock at an exercise price of $11.27 per share, 10,000 vested options to purchase common stock at an exercise price of $17.36 per share, 12,500 vested options to purchase common stock at an exercise price of $16.04 per share, 8,000 vested options to purchase common stock at an exercise price of $5.18 per share, and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(11)         Includes 17,745 vested options to purchase common stock at an exercise price of $11.27 per share, 8,000 vested options to purchase common stock at an exercise price of $5.18 per share, and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(12)         Includes 38,760 vested options to purchase common stock at an exercise price of $7.97 per share, 13,000 vested options to purchase common stock at an exercise price of $17.36 per share, 20,000 vested options to purchase common stock at an exercise price of $16.04 per share, 8,000 vested options to purchase common stock at an exercise price of $5.18 per share, and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

* Assumes that all options exercisable within sixty days from the December 13, 2007 record date have been exercised, which results in 24,845,100 shares outstanding.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2007, all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with, except that Form 4’s were not filed by any officers or directors in connection with options granted to them on November 29, 2006 and July 24, 2006.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position
Directors:
William Farber	76	Chairman of the Board
Ronald A. West	73	Vice Chairman of the Board, Director
Arthur P. Bedrosian	62	Director
Jeffrey Farber	47	Director
Garnet Peck	77	Director
Kenneth Sinclair	61	Director
Albert Wertheimer	65	Director
Myron Winkelman	70	Director

Officers:
Arthur P. Bedrosian	62	President and Chief Executive Officer
Brian J. Kearns	41	Vice President of Finance, Treasurer, Secretary and Chief Financial Officer
Bernard Sandiford	78	Vice President of Operations
Kevin Smith	47	Vice President of Sales and Marketing
William Schreck	59	Vice President of Logistics

William Farber – See “Proposal #1-Election of Directors” for matters pertaining to Mr. Farber.

Ronald A. West – See “Proposal #1-Election of Directors” for matters pertaining to Mr. West.

Arthur P. Bedrosian – See “Proposal #1-Election of Directors” for matters pertaining to Mr. Bedrosian

Jeffrey Farber - See “Proposal #1-Election of Directors” for matters pertaining to Mr. Farber.

Garnet Peck – See Proposal #1-Election of Directors” for matters pertaining to Dr. Peck.

Kenneth Sinclair – See “Proposal #1-Election of Directors” for matters pertaining to Dr. Sinclair.

Albert I. Wertheimer – See “Proposal #1-Election of Directors” for matters pertaining to Dr. Wertheimer.

Myron Winkelman – See “Proposal #1-Election of Directors” for matters pertaining to Mr. Winkelman.

Brian Kearns was elected Vice President of Finance, Treasurer and Chief Financial Officer of the Company in March 2005 and Secretary in May 2005. Prior to joining the Company, Mr. Kearns served as the Executive Vice President, Treasurer and Chief Financial Officer of MedQuist Inc., a healthcare information management company, from 2000 through 2004. Prior to joining MedQuist, Mr. Kearns was Vice President and Senior Health Care IT analyst at Banc of America Securities from 1999 through 2000. Mr. Kearns also held various positions with Salomon Smith Barney from 1994 through 1998, including Senior Analyst of Business Services Equity Research. Prior to that, Mr. Kearns held several financial management positions during his seven years at Johnson & Johnson. Mr. Kearns holds a Bachelor of Science degree in Finance from Lehigh University and a Master of Business Administration degree from Rider University, where he matriculated with distinction.

Bernard Sandiford joined the Company in November 2002 as Vice President of Operations.  From 1998 to 2002, Mr. Sandiford was the President of Sandiford Consultants, a firm specializing in providing consulting services to drug manufacturers for Good Manufacturing Practices and process validations.  Mr. Sandiford’s previous employment included senior operating positions with Halsey Drug Company, Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc., and Revlon Health Care Group.  In addition to these positions, Mr. Sandiford performed various consulting assignments regarding Good Manufacturing Practices for several companies in the pharmaceutical industry.  Mr. Sandiford has a Bachelors of Science Degree in Chemistry from Long Island University.

William Schreck joined the Company in January 2003 as Materials Manager. In May 2004, he was promoted to Vice President of Logistics. Prior to this, from 1999 to 2001, he served as Vice President of Operations at Nature’s Products, Inc., an international nutritional and over-the-counter drug product manufacturing and distribution company; from 2001 to 2002 he served as an independent consultant for various companies. Mr. Schreck’s prior experience also includes executive management positions at Ivax Pharmaceuticals, Inc., a division of Ivax Corporation, Zenith-Goldline Laboratories and Rugby-Darby Group Companies, Inc. Mr. Schreck has a Bachelor of Arts Degree from Hofstra University.

Kevin Smith joined the Company in January 2002 as Vice President of Sales and Marketing.  From 2000 to 2001, he served as Director of National Accounts for Bi-Coastal Pharmaceutical, Inc., a pharmaceutical sales representation company.  From 1999 to 2000, Mr. Smith served as National Accounts Manager for Mova Laboratories Inc., a pharmaceutical manufacturer.  From 1991 to 1999, Mr. Smith served as National Sales Manager at Sidmak Laboratories, a pharmaceutical manufacturer.  Mr. Smith has extensive experience in the generic sales market, and brings to the Company a vast network of customers, including retail chain pharmacies, wholesale distributors, mail-order wholesalers and generic distributors.  Mr. Smith has a Bachelors’ Degree in Business Administration from Gettysburg College.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director or executive officer during the past five years.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation paid to or earned by the named executive officers of the Company for Fiscal 2007, Fiscal 2006 and Fiscal 2005.

Name and Principal Position (a)	Fiscal Year (b)	Salary (c)	Stock Awards (e)	Option Awards (f)	Non-equity incentive plan compensation (g)	All Other Compensation (i)	Total (j)

Arthur P. Bedrosian (1)	2007	$301,016	$122,234	$158,303	$43,358	$34,159	$659,070
President and Chief	2006	264,267	—	222,465	338,880	17,834	843,446
Executive Officer	2005	233,628	—	—	92,970	18,132	344,730

Brian Kearns (2)	2007	202,678	83,021	161,830	27,719	22,841	$498,089
Chief Financial Officer,	2006	185,480	—	—	240,000	9,685	435,165
Treasurer	2005	47,115	—	351,470	20,712	1,815	421,112

Bernard Sandiford	2007	154,525	64,799	161,830	16,628	41,888	$439,670
Vice President of	2006	143,016	—	34,877	145,000	41,014	363,907
Operations	2005	133,779	—	—	54,898	34,522	223,199

William Schreck	2007	162,871	68,021	161,830	16,724	25,334	$434,780
Vice President of	2006	157,192	—	34,877	160,000	18,819	370,888
Logistics	2005	137,026	—	—	60,000	10,009	207,035

Kevin Smith	2007	183,230	61,490	161,830	18,814	24,076	$449,440
Vice President of Sales	2006	175,853	—	34,877	180,000	22,269	412,999
and Marketing	2005	162,821	—	—	66,895	20,836	250,552

(1)                                  Mr. Bedrosian was promoted to President and Chief Executive Officer on January 3, 2006.

(2)                                  Brian Kearns was hired March 14, 2005 as Chief Financial Officer.

(i)          Supplemental All Other Compensation Table

The following table summarizes the components of column (i) of the Summary Compensation Table:

Name and Principal Position	Fiscal Year	Company Matched Contributions to 401(k) Plan	Auto Allowance	Pay in Lieu of Vacation	Housing Allowance	Excess Life Insurance	Total

Arthur P. Bedrosian	2007	$10,935	$13,265	$9,540	$—	$419	$34,159
President and Chief	2006	3,003	10,888	3,486	—	457	17,834
Executive Officer	2005	4,786	7,200	5,971	—	175	18,132

Brian Kearns	2007	12,222	10,559	—	—	60	22,841
Chief Financial	2006	1,526	8,091	—	—	68	9,685
Officer, Treasurer	2005	—	1,800	—	—	15	1,815

Bernard Sandiford	2007	9,212	10,601	11,258	10,817	—	41,888
Vice President of	2006	5,146	10,214	5,226	20,428	—	41,014
Operations	2005	5,768	7,200	7,154	14,400	—	34,522

William Schreck	2007	9,382	10,589	5,095	—	268	25,334
Vice President of	2006	6,604	9,000	2,942	—	273	18,819
Logistics	2005	5,760	2,400	1,730	—	119	10,009

Kevin Smith	2007	9,309	13,188	1,486	—	93	24,076
Vice President of	2006	6,212	13,062	2,895	—	100	22,269
Sales and Marketing	2005	7,126	9,000	4,670	—	40	20,836

Compensation of Directors

Non-employee directors received a retainer of $2,600 per month as compensation for their services during Fiscal 2007.  They also were compensated $1,000 per Board meeting.  There were seven Board meetings held during Fiscal 2007.  Additional committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Strategic Planning Committee.  Committee members received $1,000 and the Chairman received $1,500 per Committee meeting attended.  There were nine Audit Committee meetings, seven Strategic Planning Committee meetings and seven Compensation Committee meetings held during Fiscal 2007.  Directors are also reimbursed for expenses incurred in attending Board and Committee meetings.  There were no stock options granted to directors in Fiscal 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

A fundamental goal of our compensation program is to maximize stockholder value. In order to accomplish this goal, we must attract and retain talented and capable executives, and we must provide those executives with incentives that motivate and reward them for achieving Lannett’s short and longer-term goals. To this end, our executive compensation is guided by the following key principles:

•                  that executive compensation should depend upon group and individual performance factors;

•                  that the interests of executives should be closely aligned with those of stockholders through equity-based compensation; and

•                  that compensation should be appropriate and fair in comparison to the compensation provided to similarly situated executives within the pharmaceutical industry and within other publicly-traded companies similar in market capitalization to Lannett’s.

Important to our compensation program are the decisions of, and guidance from, the Compensation Committee of our Board of Directors. This Committee (which we refer to, for purposes of this analysis, as “the Committee”) is composed entirely of directors who are independent of Lannett under the independence standards established by the American Stock Exchange, the securities exchange where our common stock is traded. The Committee operates pursuant to a written charter adopted by the Board. If you would like to review the Committee’s charter, it is available to any stockholder who requests a copy from our Chief Financial Officer, at 9000 State Road, Philadelphia, Pennsylvania 19136.

The Committee has the authority and responsibility to establish and periodically review our executive compensation principles, described above. Importantly, the Committee also has sole responsibility for approving the corporate goals and objectives upon which the compensation of the chief executive officer (the “CEO”) is based, for evaluating the CEO’s performance in light of these goals and objectives, and for determining the CEO’s compensation, including his equity-based compensation.

The Committee also reviews and approves the recommendations of the CEO with regard to the compensation and benefits of other executive officers. In accomplishing this responsibility, the Committee meets regularly with the CEO, approves cash and equity incentive objectives of the executive officers, reviews with the CEO the accomplishment of these objectives and approves the base salary and other elements of compensation for the executive officers. The Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation.

The Committee also annually reviews recommendations from their consultant, and makes recommendations to the Board about, the compensation of non-employee directors.

During Fiscal 2007, the Committee recommended the adoption of a new Incentive Plan to supplement our existing stock option plans.  The Incentive Plan was approved by our stockholders in January 2007. The Incentive Plan provides for the grant of various equity awards, including stock options and restricted stock, to Lannett employees and directors. The Committee is responsible for administering this Plan and it has sole authority to make grants to the CEO or any other executive officer.

In conjunction with its responsibilities related to executive compensation, the Committee also oversees the management development process, reviews plans for executive officer succession and performs various other functions.

The Committee consults as needed with an outside compensation consulting firm retained by the Committee. As it makes decisions about executive compensation, the Committee obtains data from its consultant regarding current compensation practices and trends among United States companies in general and pharmaceutical companies in particular, and reviews this information with its consultant. During Fiscal 2007, the Committee was advised by Mercer Human Resources Consulting, a global human resources consulting firm. For Fiscal 2008, the Committee is expected to continue to use Mercer as a consultant as needed. In addition, the Chairman of the Committee is in contact with management outside of Committee meetings regarding matters being considered or expected to be considered by the Committee.

The individuals who served as Chief Executive Officer and Chief Financial Officer during Fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 48, are referred to as the “named executive officers.”

Our Fiscal 2007 Compensation Program

In Fiscal 2007, the Committee’s approach to compensation was intended to focus our executives on accomplishing our short and longer-term objectives, and it had as its ultimate object sustained growth in stockholder value. This approach was intended to compensate executives at levels at or near the median levels of compensation offered by other pharmaceutical companies similar in size to Lannett and with whom we compete.

In making decisions about the elements of Fiscal 2007 compensation, the Committee not only considered available market information about each element but also considered aggregate compensation for each executive. Base salary provided core compensation to executives, but it was accompanied by:

•                  the potential for incentive-based cash compensation based upon our attainment of Fiscal 2007 operating income, R&D and individual or departmental objectives,

•                  various forms of equity compensation, including some grants based upon Fiscal 2007 sales growth results and upon our return on invested capital results,

•                  various benefits and perquisites, and

•                  the potential for post-termination compensation under certain circumstances.

Summary of Fiscal 2007 Compensation Elements

The table below provides detailed information regarding each element of the Fiscal 2007 compensation program.

	Compensation Element Overview	Purpose of the Compensation Element

Base Salary

Base salary pays for competence in the executive role. An executive’s salary level depends on the decision making responsibilities, experience, work performance, achievement of key goals and team building skills of each position, and the relationship to amounts paid to other executives at peer companies.

To provide competitive fixed compensation based on sustained performance in the executive’s role and competitive market practice.

Short-Term Incentives

Annual Incentive Bonus Plan (AIBP)
The AIBP program rewards with cash awards for annual achievement of overall corporate objectives, and specific individual or departmental operational objectives.  In Fiscal 2007, objectives for the Officers were tied to Lannett’s achievement of operating income targets, R&D targets and individual objectives.

To motivate and focus our executive team on the achievement of our annual performance goals.

	Compensation Element Overview	Purpose of the Compensation Element

Long-Term Incentives

Stock Options
Stock options reward sustained stock price appreciation and encourage executive retention during a three-year vesting term and a ten-year option life.

Restricted Stock
Restricted stock rewards sustained stock price appreciation and encourages executive retention during its three-year vesting term.

The value of participants’ restricted stock increases and decreases according to Lannett’s stock price performance during the vesting period and thereafter.

We strive to deliver a balanced long-term incentive portfolio to executives, focusing on (a) share price appreciation, (b) retention, and (c) internal financial objectives.

The primary objectives of the overall design are:

to align management interests with those of stockholders,

to increase management’s potential for stock ownership opportunities (all awards are earned in shares),

to attract and retain excellent management talent, and

to reward growth of the business, increased profitability, and sustained stockholder value.

	Compensation Element Overview	Purpose of the Compensation Element

Benefits

In General
Executives participate in employee benefit plans available to all employees of Lannett, including health, life insurance and disability plans. The cost of these benefits is partially borne by the employee, but mostly paid by the Company.

401(k) Plan
Executives may participate in Lannett’s 401(k) retirement savings plan, which is available to all employees. In calendar 2006, the Company matched employees’ contributions to the plan, on a dollar for dollar basis, up to 3% of their base salary, subject to regulatory limits. Beginning in calendar 2007, Lannett began matching contributions, at a rate of $.50 on the dollar up to 8% of base salary.

Life Insurance
Lannett provides life insurance benefits to all employees. The coverage amount for executives is one times base compensation up to a limit of $115,000 and premiums paid for coverage above $50,000 are treated as imputed income to the executive.

These benefits are designed to attract and retain employees and provide security for their health and welfare needs. We believe that these benefits are reasonable, competitive and consistent with Lannett’s overall executive compensation program.

Compensation Element Overview	Purpose of the Compensation Element

Disability Insurance Lannett provides short-term and long-term disability insurance to employees which would, in the event of disability, pay an employee 60% of his or her base salary with limits.

	Compensation Element Overview	Purpose of the Compensation Element

Perquisites

Lannett does not utilize perquisites or personal benefits extensively. The few perquisites that are provided complement other compensation vehicles and enable the Company to attract and retain key executives. These perquisites include:

automobile allowances in various amounts to key executives.

We believe these benefits better allow us to attract and retain superior employees for key positions.

	Compensation Element Overview	Purpose of the Compensation Element

Post-Termination Pay

Severance Plan
Lannett’s Severance Pay Plan is designed to pay severance benefits to an executive for a qualifying separation. For the Chief Executive Officer, the Severance Pay Plan provides for a payment of three times the sum of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved. For the other named executive officers, the Severance Pay Plan provides for a payment of eighteen months of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

The Severance Pay Plan is intended (1) to allow executives to concentrate on making decisions in the best interests of Lannett (or any successor organization in the event that a change of control is to occur), and (2) generally alleviate an executive’s concerns about the loss of his or her position without cause.

The use of the above compensation tools enables Lannett to reinforce its pay for performance philosophy as well as to strengthen its ability to attract and retain high-performing executive officers. The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value creation, and encourages executive recruitment and retention in a high-performance culture.

Market Data and Our Peer Group

In determining 2007 compensation for the named executive officers, the Committee relied on market data provided by its consultant. This information was principally related to a group of 13 peer companies similar in size to Lannett with median revenues of $40 million to $133 million (we refer to this group of companies as the “Peer Group”). Information on these companies was derived from two sources: (1) the consultant and broader market survey data analysis, and (2) publicly-available information appearing in the proxy statements of these companies. The members of the Peer Group were:

Bradley Pharmaceutical

Savient Pharm. Inc.

Hi Tech Pharm. Co. Inc.

Quigley Corp.

Noven Pharmaceuticals Inc.

Viropharma Inc.

Balchem Corp.

Orasure Technologies Inc.

Interpharm Holdings Inc

Able Laboratories Inc

Caraco Pharm. Labs

Neogen Corp.

Akorn Inc.

The Committee plans to evaluate the Peer Group annually and revise it as necessary to ensure that it continues to be appropriate for benchmarking our executive compensation program.

Base Salary

Base salaries for the named executive officers are intended, in general, to approach median salaries for similarly situated executives among Peer Group companies. A number of additional factors are considered, however, in determining base salary, such as the executive’s individual performance, his or her experience, competencies, skills, abilities, contribution and tenure, internal compensation consistency, the need to attract new, talented executives, and the Company’s overall annual budget. Base salaries are generally reviewed on an annual basis.

The 2007 salaries for Arthur Bedrosian, Lannett’s CEO, and for Brian Kearns, Lannett’s CFO, were lower than the median for comparable positions among members of the Peer Group and the survey data. Base salaries for all remaining named executive officers were lower than the median for comparable positions among members of the Peer Group, but higher than the median for the survey data.

Base salary increases were granted to Mr. Bedrosian for $29,357 effective on January 1, 2007, Mr. Kearns for $3,300 effective on September 1, 2006, Mr. Smith for $3,980 effective on September 1, 2006, Mr. Schreck for $3,537 effective on September 1, 2006, and Mr. Sandiford for $3,206 effective on September 1, 2006, based on their performance. Mr. Sandiford also received a base pay increase in the amount of $14,400 effective on January 1, 2007. This increase was to eliminate a housing allowance he was receiving in the same amount prior to the effective date.

Fiscal 2007 Annual Incentive Bonus Plan

Design

In November 2006, the Committee approved the 2007 Annual Incentive Bonus Plan (or “AIBP”) program. This program allowed executive officers the opportunity to earn cash awards upon the accomplishment of the Fiscal 2007 operating income goal, R&D objectives and a number of individual objectives. The relative weighting of these objectives for each executive was fifty percent (50%) for operating income, twenty-five percent (25%) for R&D targets, twenty percent (20%) for individual objectives and five percent (5%) based on CEO and Committee discretion.  For the CEO, the five percent (5%) discretionary portion will be determined by the Committee.

Based on market data provided by its consultant, and considering the relatively low base salaries of the named executive officers, the Committee formulated potential AIBP awards which exceeded the 50th percentile among Peer Group companies, expressed as percentages of base salary. Actual payouts depended upon the degree to which objectives were accomplished as well as the weight accorded to each objective, as described above. The following table shows the potential payout amounts for each of the named executive officers, expressed as percentages of base salary.

Performance Level	Arthur Bedrosian	Brian Kearns	Bernard Sandiford	William Schreck	Kevin Smith
Superior Level	120-150%	120-150%	100-125%	100-125%	100-125%
Goal Level	100-120%	100-120%	75-100%	75-100%	75-100%
Threshold Level	50-100%	50-100%	30-75%	30-75%	30-75%

The Committee also determined that, if results for any objectives were between the minimum and maximum of the ranges, the Committee would determine appropriate payout percentage.

As discussed above, each named executive officer’s objectives for Fiscal 2007 included Company operating income targets and R&D targets. The Committee reviewed and approved these targets following discussions with management, a review of our historical results, consideration of the various circumstances facing the Company during Fiscal 2007 and taking into account the expectations of our annual plan. The Fiscal 2007 operating income and R&D AIBP targets approved by the Committee are detailed in the table below.

Objective	Superior	Goal	Target
Operating Income*	$11.5 M	$10.5 M	$8.9 M
R&D Submissions	11	10	9
R&D Acceptances	9	8	7
R&D Launches	8	7	6

*                 For purposes of determining achievement of the AIBP targets, these measures exclude certain categories of non-recurring items that the Committee believes do not reflect the performance of Lannett’s core continuing operations.

Operational objectives for Mr. Bedrosian related to finalizing an acquisition. Mr. Kearns’s objectives related to controlling SG&A costs, implementing SAP and achieving budgeted cash targets. Objectives for Mr. Smith included achieving sales targets and margin targets. For Mr. Schreck the objectives included improvements in inventory turns and cycle counts along with the warehouse relocation. Mr. Sandiford’s objectives related to maintaining FDA compliance, reducing batch rejections and no major deficiencies resulting from internal audits of operations.

All payouts to executive officers under the 2007 AIBP were contingent upon the Committee’s review and certification of the degree to which Lannett achieved the 2007 AIBP objectives, and upon the Committee’s certification of the degree to which individual objectives had been achieved. The program provided that payout for any objective would be limited to 20% of the actual operating income attained by Lannett.

The 2007 AIBP program provided that the Committee could, in its discretion: modify, amend, suspend or terminate the Plan at any time. The Committee did not take any of these actions in connection with the 2007 AIBP program.

Results

In September 2007, the Committee reviewed and certified Lannett’s Fiscal 2007 results for purposes of the AIBP program, determining that the objectives for operating income, R&D acceptances and launches were not met, and the R&D objective for submissions was met at the goal level. The Committee also reviewed and certified the performance of the executive officer individual objectives, determining that these objectives were achieved to varying degrees.  The named executive officers received the following payments in connection with the 2007 AIBP program:

		2007 AIBP	2007 AIBP
Officer	2007 AIBP Cash	Restricted Shares ($) (1)	Total Award ($)	Percentage of Base Salary

Arthur Bedrosian

President and Chief
Executive Officer	$43,358	$55,336	$98,694	31%

Brian Kearns

Chief Financial Officer	$27,719	$45,542	$73,261	36%

Bernard Sandiford

Vice President of
Operations	$16,628	$27,320	$43,948	27%

William Schreck

Vice President of
Logistics	$16,724	$30,542	$47,266	29%

Kevin Smith

Vice President,
Sales & Marketing	$18,814	$24,011	$42,825	23%

 (1) Restricted shares issued on 9/18/07 with vesting on 1/1/08 at $4.03/share. In an effort to increase equity ownership by officers a portion sixty percent (60%) of the 2007 AIBP cash award was distributed in restricted stock instead of cash.

Awards made to named executive officers under the 2007 AIBP program are also reflected in column (d) of the Summary Compensation Table on page 48.

2007 Long Term Incentive Awards (LTIA)

Design

The Committee believes that long-term equity incentives are an important part of a complete compensation package because they focus executives on: increasing the value of the assets that are entrusted to them by the stockholders, achieving Lannett’s long-term goals, aligning the interests of executives with those of stockholders, encouraging sustained stock performance and helping to retain executives.

Prior to the approval of the Incentive Plan by stockholders in 2007, Lannett’s equity grants consisted only of stock options. The Incentive Plan expanded the types of equity vehicles which the Committee could grant to executives by including restricted stock. In September 2007, the Committee granted both stock options and restricted stock to executives, each designed to emphasize particular elements of the Company’s immediate and long-term objectives and to retain key executives. We refer to these grants collectively as the 2007 Long Term Incentive Awards (LTIA). The types of grants were:

•                  stock options, becoming exercisable over three years (33%, 33% and 34% on each anniversary) from the date of the grant and having a total term of ten years,

•                  shares of restricted stock, vesting over three years (33%, 33% and 34% on each anniversary) from the date of grant,

The Committee assessed the appropriate overall value of these equity grants to executives by reviewing survey results and other market data provided by its consultant. This information included the value of equity grants made to similarly situated executives among the Peer Group. The overall value of LTIA grants for each executive was determined by the Committee with assistance from their consultant.

In determining the overall value of LTIA grants, the Committee also considered the potential value of equity compensation relative to other elements of compensation for each named executive officer. It likewise assessed the appropriate distribution of equity value among the grant types, as well as the corporate objectives each type of grant was intended to encourage.

Stock Options and Restricted Stock

The stock options and restricted stock granted as part of the 2007 LTIA were designed to reward sustained stock price appreciation and to encourage executive retention during a three-year vesting term and, in the case of stock options, a ten-year option life. Stock option and restricted stock awards are intended to align executives’ motivation with stockholders’ best interests. Grants of stock options were not contingent upon any conditions. They are to be granted independent of organizational performance. Stock options become exercisable approximately in one-third increments on the first three anniversaries of the date of grant. Restricted stock was contingent upon Lannett achieving annual sales growth and return on invested capital goals.  Restricted stock will vest in one-third increments on the first three anniversaries of the date of the grant.  The Committee determined for each executive officer a target number of options and restricted shares and those targets appear in the tables below.

Restricted Stock Targets:
Performance Level	Bedrosian	Kearns	Sandiford	Schreck	Smith
Superior	16,600	8,300	8,300	8,300	8,300
Goal	12,500	6,600	6,600	6,600	6,600
Threshold	8,300	5,000	5,000	5,000	5,000

Stock Option Targets:
Range	Bedrosian	Kearns	Sandiford	Schreck	Smith
High	50,000	25,000	25,000	25,000	25,000
Medium	37,500	20,000	20,000	20,000	20,000
Low	25,000	15,000	15,000	15,000	15,000

Results

In September 2007, the Committee reviewed and certified the Fiscal 2007 results for purposes of the Restricted Share Grants and determined that the superior level had been met for the sales growth objective and the threshold level was met for the return on invested capital objective associated with those grants. The number of restricted shares granted to each executive officer was then determined. The Committee decided to grant stock options at the high level, and, in addition, the Committee granted an additional 25,000 special option grant to each named officer. This was done to bring total direct compensation more in line with the marketplace data provided by the consultant. Restricted shares, options and special options are detailed in the chart below.

Stock Option Awards:
Awards	Bedrosian	Kearns	Sandiford	Schreck	Smith
Options	50,000	25,000	25,000	25,000	25,000
Special Options	25,000	25,000	25,000	25,000	25,000
Restricted Shares	16,600	9,300	9,300	9,300	9,300

Perquisites and Other Benefits

We provide named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

During calendar year 2006, Lannett matched all eligible employees’ contributions to the Lannett Company, Inc. 401(k) Retirement Savings Plan on a dollar for dollar basis up to 3% of an employee’s base salary, subject to regulatory limits. Contributions by the named executive officers were matched in this way, subject to the limitations of the Plan and applicable law. Beginning in calendar year 2007, Lannett matched contributions to the 401(k) plan on a fifty cents on the dollar basis up to 8% of the contributing employee’s base salary, subject to ERISA limitations.  The named executive officers are also provided with car allowances, for which the taxes are also paid by the Company.

Lannett provides life insurance for executive officers which would, in the event of death, pay $115,000 to designated beneficiaries. Premiums paid for coverage above $50,000 are treated as imputed income to the executive. Lannett also provides short-term and long-term disability insurance which would, in the event of disability, pay the executive officer sixty percent (60%) of his base salary up to the plan limits of $1250/week for short term disability and $6000/month for long term disability. Executive officers participate in other qualified benefit plans, such as medical insurance plans, in the same manner as all other employees.

Attributed costs of the personal benefits available to the named executive officers for the fiscal year ended June 30, 2007, are included in column (i) of the Summary Compensation Table on page 11.

Severance and Change of Control Benefits

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are designed to alleviate an executive’s concerns about the loss of his or her position without cause. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Lannett’s Severance Pay Plan is designed to pay severance benefits to an executive for a qualifying separation. For the Chief Executive Officer, the Severance Pay Plan provides for a payment of three times the sum of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved. For the other named executive officers, the Severance Pay Plan provides for a payment of eighteen months of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee typically holds four regular meetings each year, and the timing of these meetings is generally established during the year. The Committee holds special meetings from time to time as its workload requires. Historically, annual grants of equity awards have typically been accomplished at a meeting of the Committee in September of each year. Individual grants (for example, associated with the hiring of a new executive officer or promotion to an executive officer position) may occur at any time of year. We expect to coordinate the timing of equity award grants to be made within thirty (30) days of Lannett’s earnings release announcement following the completion of the fiscal year. The exercise price of each stock option and restricted share awarded to our executive officers is the closing price of our common stock on the date of grant.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an executive officer’s compensation that exceeds $1.0 million per year unless the compensation is paid under a performance-based plan that has been approved by stockholders. The Committee believes that it is generally preferable to comply with the requirements of Section 162(m) through, for example, the use of our Incentive Plan. However, to maintain flexibility in compensating executive officers in a manner that attracts, rewards and retains high quality individuals, the Committee may elect to provide compensation outside of those requirements when it deems appropriate. The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K dated June 30, 2007.

The Compensation Committee

Ronald West (Chair)
Albert Wertheimer
Myron Winkelman

OPTION/SAR GRANTS IN FISCAL 2007

The following table sets forth information concerning the grant of stock options made to each of the Named Executive Officers in fiscal 2007 under the Company’s 2003 Stock Option Plan (the “2003 Plan”) and the Company’s 2006 Long Term Incentive Plan (the “2006 LTIP”).  No stock appreciation rights were granted to these individuals during such year.

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	5%	10%
Arthur Bedrosian	30,000	9%	$6.89	11/28/2016	$129,993	$329,427
Brian Kearns	15,000	4%	6.89	11/28/2016	64,996	164,713
Bernard Sandiford	15,000	4%	6.89	11/28/2016	64,996	164,713
William Schreck	15,000	4%	6.89	11/28/2016	64,996	164,713
Kevin Smith	15,000	4%	6.89	11/28/2016	64,996	164,713

(1)

Options granted in fiscal year 2007 are scheduled to vest and become exercisable in yearly increments of 33% with full vesting occurring in three years. Options expire ten years after grant under the terms of the Company’s Plan.

(2)

Amount reflects the potential realizable value at assumed annual rate of appreciation for the option term based on a market value of underlying shares of common stock on the date of grant less the exercise price.

AGGREGATED OPTION EXERCISES IN FISCAL 2007
AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning the aggregate number and value of options exercised during Fiscal 2007, and the aggregate gains that would have been realized had these options been exercised on June 30, 2007, even though these options were not exercised and the unexercisable options could not have been exercised on June 30, 2007, by the Named Executive Officers.  Lannett does not currently offer stock appreciation rights to its employees.

(a)	(b)	(c)	(d)		(e)
					Value of
					Unexercised
	Shares		Number of Securities		In-the-Money
	Acquired		Underlying Unexercised		Options at
	On	Value	Options at FY-End		FY-End
Name	Exercise	Realized	Exercisable	Un-exercisable	Exercisable	Un-exercisable
Arthur P. Bedrosian President and Chief Executive Officer	0	0	186,233	46,667	$26,280	0
Brian Kearns Chief Financial Officer, Treasurer	0	0	66,666	48,334	$0	0
Bernard Sandiford Vice President of Operations	0	0	41,881	22,999	$3,640	7,280
William Schreck Vice President of Logistics	0	0	21,745	23,000	$3,640	7,280
Kevin Smith Vice President of Sales and Marketing	0	0	75,759	23,000	$3,640	7,280

(1)	Amounts reflect the market value of the underlying shares of Common Stock on June 30, 2007 $6.09, less the exercise price.

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with Arthur P. Bedrosian, Brian Kearns, Kevin Smith, William Schreck, and Bernard Sandiford (the “Named Executives”).  Each of the agreements provide for an annual base salary and eligibility to receive a bonus.  The salary and bonus amounts of the Named Executives are reviewed and approved by the Board of Directors.  Additionally, the Named Executives are eligible to receive long term incentive awards, including stock options and restricted shares of stock, which are granted at the discretion of the Board of Directors, and in accordance with the Company’s policy regarding long term incentive awards.

Under the agreements, the Named Executive employees may be terminated at any time with or without cause, or by reason of death or disability.  In certain termination situations, the Company is liable to pay severance compensation to the Named Executive of between eighteen months and three years.

BOARD COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the “Committee”) approves compensation objectives and policies for all employees and sets compensation for the Company’s executive officers, including the Named Executive Officers.   The Committee is comprised of three independent directors. The Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and stockholder return, relevant to approving the annual compensation of Lannett’s executive officers and other key management personnel through consultation with management and the Company’s independent professional compensation consultants. Recommendations are made to the Board with respect to overall incentive-based compensation plans, including equity based plans, which includes a review of the Company’s management development and succession plans.

EXECUTIVE COMPENSATION POLICY

The principal objective of the Company is to maximize stockholder value through the development and enhancement of the Company’s business operations. To further that objective, the Company’s executive compensation program is designed to:

•              Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company.

•              Support strategic performance objectives through the use of compensation programs.

•              Create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic decision-making.

An executive’s total compensation is composed of three primary components: base salary compensation, annual incentive compensation, and long-term incentive compensation. Each component is based on individual and group performance factors, which are measured objectively and subjectively by the Committee.

BASE SALARY COMPENSATION

The Committee’s approach is to offer competitive salaries in comparison with market practices. The Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Committee has defined the labor markets as the pool of executives who are currently employed in similar positions in companies with similar market capitalization, with special emphasis placed on salaries paid by companies that constitute the pharmaceutical industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.  The Committee considers decision-making responsibilities, experience, work performance and achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews.

ANNUAL INCENTIVES

Lannett established an annual incentive plan to reward executive officers for accomplishing annual financial objectives. The weighted financial measures and related targets for the plan are set forth in the preceding fiscal year by the Committee. Individual annual bonus level targets are consistent with market practices for positions with comparable decision-making responsibilities.  Bonuses paid in Fiscal 2007 are disclosed in the Executive Compensation table.

LONG-TERM INCENTIVES

At the Annual Meeting in 2003, the stockholders approved the Lannett 2003 Stock Option Plan and the 2003 Employee Stock Purchase Plan.  The Stock Option plan replaced the 1993 Incentive Stock Option Plan. In 2007, the stockholders approved the 2006 Long Term Incentive Plan.  The purpose of these plans is to enable employees of the Company to: (i) own shares of stock in the Company, (ii) participate in the stockholder value which has been created, (iii) have a mutuality of interest with other stockholders and (iv) enable the Company to attract, retain and motivate key employees of particular merit.

FUTURE AWARD DETERMINATION

The Committee will continue to reassess Lannett’s executive compensation program in order to ensure that it promotes the long-term objectives of Lannett, encourages growth in stockholder value, provides the opportunity for management investment in the Company, and attracts and retains top-level executives who will manage strategically in Fiscal 2007 and beyond.

Compensation Committee:
Ronald West
Albert Wertheimer, Ph. D.
Myron Winkelman

PERFORMANCE GRAPH

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Lannett Company, Inc., The Russell 2000 Index
And The RDG MicroCap Pharmaceutical Index

* $100 invested on 6/30/02 in stock or index-including reinvestment of dividends.

Fiscal year ending June 30.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had sales of approximately $763,000, $1,143,000 and $590,000, during the fiscal years ended June 30, 2007, 2006 and 2005, respectively, to a generic distributor, Auburn Pharmaceutical Company. Jeffrey Farber (the “related party”) is the owner of Auburn Pharmaceutical Company.  Mr. Farber is a current board member and the son of William Farber, the Chairman of the Board and the principal shareholder of the Company.  Accounts receivable includes amounts due from the related party of approximately $109,000 and $191,000 at June 30, 2007 and 2006, respectively.  In the Company’s opinion, the terms of these transactions were not more favorable to the related party than would have been to a non-related party.

In January 2005, Lannett Holdings, Inc. entered into an agreement pursuant to which it purchased for $100,000 and future royalty payments the proprietary rights to manufacture and distribute a product for which Pharmeral, Inc. owns the ANDA.  This agreement is subject to Lannett Holdings, Inc.’s ability to obtain FDA approval to use the proprietary rights.  Subsequent to the end of Fiscal 2007, the Company obtained approval by the FDA to use the proprietary rights.  Accordingly, the Company has capitalized this purchased product right as an indefinite lived intangible asset and the value will be subject to impairment tests in the future.  Arthur Bedrosian, President of Lannett, was formerly the President and Chief Executive Officer of Pharmeral, Inc and currently owns 100% of Pharmeral, Inc.  This transaction was approved by the Board of Directors of Lannett and, in its opinion, the terms were not more favorable to the related party than they would have been to a non-related party.

The Company has approximately $1,683,000 of deferred revenue as a result of prepayments on inventory received from Provell Pharmaceuticals, LLC (“Provell”).  Provell is a joint venture to distribute pharmaceutical products through mail order outlets.  Lannett was given 33% ownership of this venture in exchange for access to Lannett’s drug providers.  The investment is valued at zero, due to losses incurred to date by Provell.

CODE OF CONDUCT

The Company has adopted the Code of Professional Conduct (the “code of ethics”), a code of ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, and other finance organization employees. The code of ethics is publicly available on our website at www.lannett.com. If the Company makes any substantive amendments to the code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer and Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of three independent directors (as defined in section 121(A) of the American Stock Exchange listing standard) and operates under a written charter adopted by the Board of Directors in accordance with rules of the American Stock Exchange.  A copy of the Audit Committee Charter is filed with this Proxy Statement at “Exhibit A.”  The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of Lannett’s independent auditors.  The Audit Committee has recommended that stockholders ratify Proposal No. 2 to approve the appointment of Grant Thornton LLP as independent auditors.

Management is responsible for the Company’s internal controls and the financial reporting process, in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue an opinion on both the financial statements and internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.  Management has confirmed to the Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  SAS 61 requires the Company’s Independent Auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Committee discussed with the Company’s independent auditors, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.  Grant Thornton LLP, Lannett’s independent auditors, stated in the written disclosures that in their judgment they are, in fact, independent.  The Audit Committee concurred in that judgment of independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, to be filed with the Securities and Exchange Commission.

Audit Committee:

Kenneth Sinclair, Ph. D.
Ronald West
Albert Wertheimer, Ph. D.

PROPOSAL NO. 2 – APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS

The Board of Directors requests from the stockholders an indication of their approval or disapproval of the Board’s appointment of Grant Thornton LLP as independent auditors for fiscal 2008.  Grant Thornton LLP served as the independent auditors of Lannett during Fiscal 2007, and no relationship exists other than the usual relationship between independent public accountant and client.  If the appointment of Grant Thornton LLP as independent auditors for Fiscal 2008 is not approved by the stockholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year.  However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for Fiscal 2008 will stand unless the Board finds other good reason for making a change.  Grant Thornton LLP will not be present at the meeting.  The following table identifies the fees paid to Grant Thornton LLP in Fiscal 2007 and 2006.

	Audit Fees	Tax Fees	All Other Fees	Total Fees
		(1)	(2)
Fiscal 2007:	$408,068	$36,528	$70,300	$445,460
Fiscal 2006:	$180,418	$52,942	$135,248	$368,608

(1) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments, and various tax planning services.  Fiscal 2006 includes fees paid to Grant Thornton for services rendered during an IRS audit.

(2) Other fees include:

Fiscal 2007 – Fees paid for review of various SEC correspondence, disclosures, and fixed asset review.

Fiscal 2006 – Fees paid for services rendered in connection with quarterly reviews of the Company’s SEC filings, fixed asset review, a cost segregation study and review of various SEC correspondence.

The non-audit services provided to the Company by Grant Thornton LLP were pre-approved by the Company’s audit committee.  Prior to engaging its auditor to perform non-audit services, the Company’s audit committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL TO APPROVE THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

NOTICE REQUIREMENTS

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at the Company’s offices at 9000 State Road, Philadelphia, PA 19136, not later than August 28, 2008.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than November 26, 2008.

If the Company does not receive notice of a Stockholder proposal within this timeframe, management will use its discretionary authority to vote the shares they represent, as our Board of Directors may recommend.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

2007 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2007 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on form 10-K for the fiscal year ended June 30, 2007 at no charge by writing to Lannett Corporation, attention Corporate Controller, 9000 State Road, Philadelphia, PA 19136.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 26, 2007	LANNETT COMPANY, INC.

/s/ William Farber
William Farber, Chairman of the Board

EXHIBIT A – AUDIT COMMITTEE CHARTER

Lannett Company, Inc.

Audit Committee Charter

Purpose

The primary purpose of the Audit Committee is to assist the Board of Directors (“Board”) of Lannett Company, Inc. (“Corporation”) in fulfilling its responsibility to oversee Management’s conduct of the Corporation’s financial reporting process and to provide a channel of communication between the Board and the Corporation’s outside auditor.

Composition and Operations

The Audit Committee shall be comprised of not less than two members of the Board, who shall meet the independence and experience requirements of the American Stock Exchange. Accordingly, all of the members of the Audit Committee will be directors who have no relationship to the Corporation that may interfere with the exercise of their independence from Management and the Corporation and who are financially literate or become financially literate within a reasonable period of time after their appointment to the Audit Committee. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise.

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their respective successors shall have been duly elected and qualified. Unless a Chair is designated by the Board, the members of the Audit Committee may elect a Chair by majority vote.

The Audit Committee shall meet at least three times annually or more frequently as circumstances dictate. The Audit Committee may invite Management, the outside auditor, and others to attend meetings.

The Audit Committee shall review and assess the adequacy of this Charter on an annual basis and recommend proposed changes to the Board for approval.

Responsibilities and Duties

The Audit Committee’s job is one of oversight, and it recognizes that the Corporation’s Management is responsible for preparing the Corporation’s financial statements and that the outside auditor is responsible for auditing those financial statements. The Audit Committee recognizes that the Corporation’s financial management (including the internal auditing staff) and the outside auditor have more time, knowledge, and detailed information on the Corporation than do the Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the outside auditor’s work.

A-1

The Audit Committee further recognizes that the outside auditor is accountable to the Board and to the Audit Committee.

The following functions shall be the common recurring activities of the Audit Committee in carrying out its oversight responsibilities. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances and that the Audit Committee may be directed from time to time by the Board to undertake additional functions:

•  The Audit Committee shall review and discuss with Management and the outside auditor the audited financial statements to be included in the Corporation’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended.

•  As a whole, or through the Audit Committee Chair, the Audit Committee shall review and discuss with Management and the outside auditor the Corporation’s interim financial results to be included in the Corporation’s quarterly reports to be filed with the Securities and Exchange Commission; this review will occur prior to the Corporation’s filing of the Form 10-Q.

•  The Audit Committee shall:

•  request from the outside auditor annually a formal written statement delineating all relationships between the outside auditor and the Corporation consistent with Independence Standards Board Standard No.1;

•  discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s independence; and

•  recommend that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence.

•  The Audit Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate, and, where appropriate, replace the outside auditor.

•  The Audit Committee shall report to the Board on the results of the Audit Committee’s activities. The Audit Committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission.

A-2

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY LANNETT COMPANY, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JANUARY 24, 2008

This proxy is solicited on behalf of the Board of Directors. The undersigned stockholder of Lannett Company, Inc., a Delaware corporation (“Lannett”), hereby appoints William Farber and Brian Kearns and either of them, as proxies with full power of substitution, for the undersigned to vote the number of shares of common stock of Lannett that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Lannett to be held on January 24, 2008, at 9:00 a.m. local time, at the Company’s facility at 9001 Torresdale Avenue, Philadelphia, PA 19136 and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated December 26, 2007.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2. Receipt of the Proxy Statement, dated December 26, 2007, is hereby acknowledged.

	For	With- hold	For All Except
1. Proposal to elect directors of Lannett, each to serve until Lannett’s next annual meeting of stockholders or until their respective successors have been duly elected and qualified.	☐	☐	☐

William Farber, Ronald West, Arthur Bedrosian, Jeffrey Farber, Kenneth Sinclair, Albert Wertheimer and Myron Winkelman

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below

	For	Against	Abstain
2. Proposal to approve the appointment of Grant Thornton LLP as independent auditors.	☐	☐	☐

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

LANNETT COMPANY, INC.

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.